Exhibit 3.1

CASCADIAN THERAPEUTICS, INC.

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Cascadian Therapeutics, Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.        The name of the corporation is Cascadian Therapeutics, Inc., and the corporation was originally incorporated pursuant to the DGCL on September 7, 2007 under the name Biomira Corporation.

2.        The following two paragraphs are hereby added to precede the first paragraph of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”):

“Effective at 12:01 a.m. on November 29, 2016, every six outstanding shares of Common Stock will be combined into and automatically, without any further action by the corporation or the stockholders thereof, become one outstanding share of Common Stock of the corporation (the “Reverse Stock Split”). No fractional share shall be issued in connection with the foregoing combination of the shares pursuant to the Reverse Stock Split. The corporation will pay in cash the fair value of such fractional shares, without interest and as determined in good faith by the Board of Directors of the corporation when those entitled to receive such fractional shares are determined.

The Reverse Stock Split shall occur automatically without any further action by the holders of Common Stock, and whether or not the certificates representing such shares have been surrendered to the corporation; provided, however, that the corporation shall not be obligated to issue certificates evidencing the shares of common stock issuable as a result of the Reverse Stock Split unless the existing certificates evidencing the applicable shares of stock prior to the Reverse Stock Split are either delivered to the corporation, or the holder notifies the corporation that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such certificates.”

3.        Section 4.1 of Article IV of the Certificate is hereby amended and restated in its entirety to read as follows:

“4.1    The corporation shall have the authority to issue a total of 76,679,167 shares of capital stock divided into 3 classes as follows:

(a)    Sixty-six Million Six Hundred Sixty-six Thousand Six Hundred Sixty-seven (66,666,667) shares of Common Stock, $0.0001 par value per share (the “Common Stock”).

(b)    Ten Million (10,000,000) shares of Preferred Stock, $0.0001 par value per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

(c)    Twelve Thousand Five Hundred (12,500) shares of Class UA Preferred Stock, no par value (the “Class UA Preferred Stock”). The powers of the Class UA Preferred Stock shall be as set forth in Article V below.”

4.        The foregoing amendments to the Certificate have been duly approved by the Corporation’s Board of Directors in accordance with Section 242 of the DGCL.

5.        The foregoing amendments to the Certificate have been duly approved by the Corporation’s stockholders in accordance with Sections 211 and 242 of the DGCL.

6.        This Certificate of Amendment shall be effective at 12:01 a.m. on November 29, 2016.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 23rd day of November 2016.

CASCADIAN THERAPEUTICS, INC.

By:	/s/ Julie M. Eastland
Julie M. Eastland
Vice President, Corporate Development and Chief Financial Officer

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